Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$500,000	$15.35

______________
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $15.35 is being paid in connection with the registration of these Reverse Convertible Notes.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-136666

PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)

The Bear Stearns Companies Inc.
$500,000 Reverse Convertible Notes
13.60% Coupon Per Annum, Due October 2, 2008
Linked to the American Depositary Shares of América Móvil, S.A.B. de C.V.

Terms used herein are defined in the prospectus supplement. The Notes offered will have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

•	Reference Asset:	The American Depositary Shares (“ADSs”) of América Móvil, S.A.B. de C.V. (“AMX”), traded on the New York Stock Exchange, Inc. (the “NYSE”) under the symbol “AMX.”

•	Principal amount:	$500,000.

•	Pricing Date:	September 27, 2007.

•	Original Issue Date:	October 2, 2007.

•	Calculation Date:	September 29, 2008, subject to postponement in the event of certain Market Disruption Events.

•	Maturity Date:
October 2, 2008, provided that if such date is not a Business Day, the Maturity Date shall be the next Business Day, and provided further that if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Business Days following the adjusted Calculation Date.

•	Coupon rate:	13.60% per annum, payable in arrears as two semi-annual payments. Interest will be computed using a 360-day year of twelve 30-day months, unadjusted.

•	Interest Payment Date:	April 2, 2008 and the Maturity Date.

•	Initial Level:	$64.84, the Closing Price of the Reference Asset on the Pricing Date.

•	Final Level:	The Closing Price of the Reference Asset on the Calculation Date.

•	Contingent Protection Percentage:	80.00%.

•	Contingent Protection Level:	$51.872, equal to the product of the Contingent Protection Percentage and the Initial Level.

•	Payment at maturity:
We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Trading Level of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Note in cash.

•	Exchange Ratio:	15; i.e., $1,000 divided by the Initial Level (rounded down to the nearest whole number, with fractional shares to be paid in cash).

•	Fractional Share Cash Amount:
An amount in cash per Note equal to the Final Level multiplied by the difference between (x) $1,000 divided by the Initial Level (rounded to the nearest three decimal places), and (y) the Exchange Ratio.

•	CUSIP:	073902MJ4

•	Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-4 BELOW.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%	$500,000
Agent’s discount	0.00%	$0
Proceeds, before expenses, to us	100.00%	$500,000

We may grant the agents a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $75,000 of Notes at the public offering price, less the agent’s discount, to cover any over-allotments. We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about the Original Issue Date, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

_________________________

Bear, Stearns & Co. Inc.
September 27, 2007

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Agent will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 866-803-9204.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement, dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011011/a2172742z424b5.htm

•	Prospectus, dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

RETURN ON THE NOTES

The Notes are not principal protected and you may lose some or all of your principal.

Payment at Maturity

We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Trading Level of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Note in cash.

We will (i) provide written notice to the Trustee and to the Depositary, on or prior to the Business Day immediately prior to the Maturity Date of the amount of cash or number of shares of the Reference Asset, as applicable, to be delivered, and (ii) deliver such cash or shares of the Reference Asset (and cash in respect of coupon and any fractional shares of the Reference Asset), if applicable, to the Trustee for delivery to you. The Calculation Agent shall determine the Exchange Ratio.

Interest

The interest rate for the Notes is designated on the cover of this pricing supplement. Interest will be computed using a 360-day year of twelve 30-day months, unadjusted. The interest paid will include interest accrued from the Original Issue Date to, but excluding, the relevant Interest Payment Date or Maturity Date. Interest will be paid to the person in whose name the Note is registered at the close of business on the Record Date before each Interest Payment Date. However, interest payable on the Maturity Date will be payable to the person to whom principal is payable. If the Interest Payment Date is also a day on which principal is due, the interest payable will include interest accrued to, but excluding, the stated Maturity Date.

The following scenarios and graphs generally illustrate how the Cash Settlement Value of the Reverse Convertible Note Securities is determined:

Scenario 1 The price of the underlying shares generally increases over the term of the Note. The Contingent Protection Level is never breached.	Outcome The Cash Settlement Value equals 100% of the principal amount of the Notes. The share price generally increased over the term of the Note and never breached the Contingent Protection Level.

Scenario 2 The price of the underlying shares generally declines over the term of the Note. The Contingent Protection Level is never breached.
Outcome

The Cash Settlement Value equals 100% of the principal amount of the Notes. The share price decreased over the term of the Note and at maturity was below the Initial Level, but never breached the Contingent Protection Level.

Scenario 3 The price of the underlying shares declines over the term of the Note. The Contingent Protection Level is breached.
Outcome

The Cash Settlement Value is less than the principal amount of the Notes, reflecting the percentage decline in the underlying shares below the Initial Level. The Contingent Protection Level is breached so there is no principal protection.

Scenario 4 The price of the underlying shares declines below the Contingent Protection Level, but ultimately recovers to finish above its Initial Level.
Outcome
The Cash Settlement Value equals 100% of the principal amount of the Notes. Even though the share price decreased below the Contingent Protection Level during the term of the Note, by the Calculation Date the underlying share price was above the Initial Level.

RISK FACTORS

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

The following highlights some, but not all, of the risk considerations relevant to investing in the Notes. The following must be read in conjunction with the sections “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset,” beginning on pages S-7 and S-14, respectively, in the Prospectus Supplement.

Suitability of Note for Investment — A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

Not Principal Protected —The Notes are not principal protected. If both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Trading Level of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset.

Return Limited to Coupon — Your return is limited to the principal amount you invested plus the coupon payments. You will not participate in any appreciation in the value of the Reference Asset.

No Secondary Market — Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

No Interest, Dividend or Other Payments — You will not receive any interest or dividend payments or other distributions on the stock comprising the Reference Asset; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

Taxes — We intend to treat each Note as a put option written by you in respect of the Reference Asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option, and we intend to treat the deposit as a short-term obligation for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because under certain circumstances the Notes may be outstanding for more than one year it is possible that the Notes may not be treated as short-term obligations, in which case the tax treatment of interest payments on the Notes is described in "U.S. Federal Income Tax Considerations -- Tax Treatment of U.S. Holders -- Tax Treatment of the Deposit on Notes with a Term of More Than a Year" in the prospectus supplement. Moreover, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

The Notes are Subject to Equity Market Risks — The Notes involve exposure to price movements in the equity securities to which they are linked. Equity securities price movements are difficult to predict, and equity securities may be subject to volatile increases or decreases in value.

The Notes may be Affected by Certain Corporate Events and you will have Limited Antidilution Protection — Following certain corporate events relating to the underlying Reference Asset (where the underlying company is not the surviving entity), you will receive at maturity, cash or a number of shares of the common stock or American Depositary Shares (“ADSs”) of a successor corporation to the underlying company, based on the Closing Price of such successor’s common stock or ADSs, as applicable. The Calculation Agent for the Notes will adjust the amount payable at maturity by adjusting the Initial Level of the Reference Asset, Contingent Protection Percentage, Contingent Protection Level and Exchange Ratio for certain events affecting the Reference Asset, such as stock splits and stock dividends and certain other corporate events involving an underlying company. However, the Calculation Agent is not required to make an adjustment for every corporate event that can affect the Reference Asset. If an event occurs that is perceived by the market to dilute the Reference Asset but that does not require the Calculation Agent to adjust the amount of the Reference Asset payable at maturity, the market value of the Notes and the amount payable at maturity may be materially and adversely affected.

ADSs of América Móvil, S.A.B. de C.V. ("AMX"), which are quoted and traded in the U.S., may trade differently from AMX L Shares, which are quoted and traded in Mexican Pesos— Fluctuations in the exchange rate between the Mexican Peso and the U.S. Dollar may affect the U.S. Dollar equivalent of the Mexican Peso price of AMX L Shares on the Mexican Exchange and, as a result, may affect the market price of the ADSs of AMX, which may consequently affect the market value of the Notes.

ILLUSTRATIVE EXAMPLES

The following are illustrative examples demonstrating the hypothetical amount payable at maturity based on the assumptions outlined below. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the Reference Asset or of the movements that are likely to occur with respect to the Reference Asset. You should not construe these examples or the data included in tables as an indication of the expected performance of the Notes. Some amounts are rounded and actual returns may be different.

Assumptions:
•
Investor purchases $1,000 principal amount of Notes on the Pricing Date at the initial offering price of 100% and holds the Notes to maturity. No Market Disruption Events or Events of Default occur during the term of the Notes.

•	Initial Level: $64.00
•	Contingent Protection Percentage: 80%
•	Contingent Protection Level: $51.20 ($64.00 x 80%)
•	Exchange Ratio: 15 ($1,000/$64.00)
•	Coupon: 13.60% per annum, paid semi-annually in arrears.
•
The reinvestment rate on any interest payments made during the term of the Notes is assumed to be 0%. The one-year total return on a direct investment in the Reference Asset is calculated below prior to the deduction of any brokerage fees or charges. Both a positive reinvestment rate, or the incurrence of any brokerage fees or charges, would increase the total return on the Notes relative to the total return of the Reference Asset.

•	Assumes cash settlement at maturity.
•	Maturity: One year.
•	Dividend and dividend yield on the Reference Asset: $0.36 and 0.57% per annum.

Example 1 - On the Calculation Date, the Final Level of $76.80 is greater than the Initial Level, resulting in a payment at maturity of the principal of $1,000, regardless of whether the Contingent Protection Level was ever reached or breached, plus two interest payments of $68.00, for payments totaling $1,136.00. If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $1,205.70 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 13.60% return with an investment in the Notes and a 20.57% return with a direct investment in the Reference Asset.

Example 2 - On the Calculation Date, the Final Level of $57.60 is below the Initial Level, but the Trading Level never equaled or fell below the Contingent Protection Level. As discussed in example 1 above, an investor would receive total payments of $1,136.00, earning a 13.60% return over the term of the Notes. A direct investment in the Reference Asset during that same one-year time period would have generated a return of $905.70 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 13.60% return with an investment in the Notes and incurred a loss of 9.43% with a direct investment in the Reference Asset.

Example 3 - On the Calculation Date, the Final Level of $44.80 is below the Initial Level and also is below the Contingent Protection Level. At our election, an investor would receive a cash payment in the amount of $700.00 plus two interest payments of $68.00, for payments totaling $836.00 If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $705.70 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. An investment in the Notes would have resulted in a loss of 16.40%, while a direct investment in the Reference Asset would have resulted in a loss of 29.43%.

Table of Hypothetical Cash Settlement Values

Assumes the Trading Level Never Equals or Falls Below the Contingent Protection Level Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
64.00	83.20	$1,000.00	13.60%	13.60%	30.00%	0.57%	30.57%
64.00	80.00	$1,000.00	13.60%	13.60%	25.00%	0.57%	25.57%
64.00	76.80	$1,000.00	13.60%	13.60%	20.00%	0.57%	20.57%
64.00	73.60	$1,000.00	13.60%	13.60%	15.00%	0.57%	15.57%
64.00	70.40	$1,000.00	13.60%	13.60%	10.00%	0.57%	10.57%
64.00	67.20	$1,000.00	13.60%	13.60%	5.00%	0.57%	5.57%
64.00	64.00	$1,000.00	13.60%	13.60%	0.00%	0.57%	0.57%
64.00	60.80	$1,000.00	13.60%	13.60%	-5.00%	0.57%	-4.43%
64.00	57.60	$1,000.00	13.60%	13.60%	-10.00%	0.57%	-9.43%
64.00	54.40	$1,000.00	13.60%	13.60%	-15.00%	0.57%	-14.43%

Table of Hypothetical Cash Settlement Values

Assumes the Trading Level Does Equal or Fall Below the Contingent Protection Level Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
64.00	80.00	$1,000.00	13.60%	13.60%	25.00%	0.57%	25.57%
64.00	76.80	$1,000.00	13.60%	13.60%	20.00%	0.57%	20.57%
64.00	73.60	$1,000.00	13.60%	13.60%	15.00%	0.57%	15.57%
64.00	70.40	$1,000.00	13.60%	13.60%	10.00%	0.57%	10.57%
64.00	67.20	$1,000.00	13.60%	13.60%	5.00%	0.57%	5.57%
64.00	64.00	$1,000.00	13.60%	13.60%	0.00%	0.57%	0.57%
64.00	60.80	$950.00	13.60%	8.60%	-5.00%	0.57%	-4.43%
64.00	57.60	$900.00	13.60%	3.60%	-10.00%	0.57%	-9.43%
64.00	54.40	$850.00	13.60%	-1.40%	-15.00%	0.57%	-14.43%
64.00	51.20	$800.00	13.60%	-6.40%	-20.00%	0.57%	-19.43%
64.00	48.00	$750.00	13.60%	-11.40%	-25.00%	0.57%	-24.43%
64.00	44.80	$700.00	13.60%	-16.40%	-30.00%	0.57%	-29.43%
64.00	41.60	$650.00	13.60%	-21.40%	-35.00%	0.57%	-34.43%
64.00	38.40	$600.00	13.60%	-26.40%	-40.00%	0.57%	-39.43%
64.00	35.20	$550.00	13.60%	-31.40%	-45.00%	0.57%	-44.43%
64.00	32.00	$500.00	13.60%	-36.40%	-50.00%	0.57%	-49.43%
64.00	28.80	$450.00	13.60%	-41.40%	-55.00%	0.57%	-54.43%

REFERENCE ASSET

Additional Information Regarding the Reference Asset

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the Prospectus Supplement. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Reference Asset can be located by reference to the SEC file number provided below.

The summary information below regarding the company issuing the stock comprising the Reference Asset comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Reference Asset with the SEC. Investors are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

América Móvil, S.A.B. de C.V. (“AMX”)

The L Shares of América Móvil, S.A.B. de C.V. (“AMX”) are traded in the U.S. market in the form of American Depositary Shares (“ADSs”) on the New York Stock Exchange under the symbol “AMX.” Each ADS represents 20 L Shares of AMX. AMX’s L Shares are traded on the Mexican Stock Exchange. A holder of AMX’s ADSs has the right to obtain a number of L Shares of AMX equal to the product of 20 and the number of his or her ADSs. AMX is a provider of wireless communications services in Latin America. AMX also operates fixed telephone lines in Guatemala, Nicaragua, El Salvador and the Dominican Republic. AMX’s SEC file number is 001-16269.

Historical Performance of the Reference Asset

The following table sets forth, on a per share basis, the high and low closing prices, as well as end-of-quarter closing prices, for the Reference Asset during the periods indicated below. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close	Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	6.67	3.90	4.47	March 31, 2005	19.80	15.90	17.20
September 30, 2002	4.97	3.85	4.03	June 30, 2005	20.49	16.05	19.87
December 31, 2002	5.25	3.90	4.79	September 30, 2005	26.36	19.65	26.32
March 31, 2003	5.23	4.17	4.46	December 30, 2005	31.32	22.20	29.26
June 30, 2003	6.37	4.46	6.25	March 31, 2006	36.88	29.55	34.26
September 30, 2003	8.06	6.22	7.70	June 30, 2006	41.25	26.88	33.26
December 31, 2003	9.17	7.34	9.11	September 29, 2006	39.80	31.04	39.37
March 31, 2004	13.26	9.10	12.88	December 29, 2006	46.15	38.37	45.22
June 30, 2004	13.37	10.32	12.12	March 30, 2007	48.67	41.89	47.79
September 30, 2004	13.15	10.76	13.01	June 29, 2007	64.93	47.88	61.93
December 31, 2004	17.50	12.76	17.45	September 28, 2007	66.85	49.54	64.00

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the section entitled “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith but is subject to the limitations and qualifications set forth therein. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion, when read together with the section entitled, “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement, summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one approach, the Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the Reference Assets to you at maturity for an amount equal to the principal amount of the Note, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the principal amount of the Note and the value of the Reference Assets otherwise deliverable under the Put Option), and a deposit with us of cash (the “Deposit”) in an amount equal to the “issue price” (as described in the prospectus supplement) of your Notes to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. The description below of the Reference Asset includes a chart that indicates the portion of each interest payment that represents the yield on the Deposit and the Put Premium, assuming that the issue price of the Notes is par. You may contact Bill Bamber at (212) 272-6635 for the issue price of the Notes.

We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations —Tax Treatment of the Deposit on Notes with a Term of One Year or Less” in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. However, because under certain circumstances the Notes may be outstanding for more than one year it is possible that the Notes may not be treated as short-term obligations, in which case the tax treatment of interest payments on the Notes is described in "U.S. Federal Income Tax Considerations -- Tax Treatment of U.S. Holders -- Tax Treatment of the Deposit on Notes with a Term of More Than a Year" in the prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as short-term obligations rather than a Put Option and a Deposit.

Reference Asset	Term to Maturity	Coupon Rate, per Annum	Yield on the Deposit, per Annum	Put Premium, per Annum
América Móvil, S.A.B. de C.V	1 year	13.60%	5.51%	8.09%

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Internal Revenue Code of 1986 (the “Code”) prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear, Stearns & Co. Inc. (“Bear Stearns”) and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns is considered a "disqualified person" under the Code or "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84-14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary that causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non-exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$500,000

Medium-Term Notes, Series B

Reverse Convertible Notes, 13.60%
Coupon Per Annum, due October 2, 2008
Linked to the American Depositary Shares
of América Móvil, S.A.B. de C.V.

September 27, 2007

PRICING SUPPLEMENT

_____________________
TABLE OF CONTENTS
Pricing Supplement
Page
Where You Can Find More Information	PS-3
Return on the Notes	PS-3
Risk Factors	PS-5
Illustrative Examples	PS-6
Reference Asset	PS-8
Certain U.S. Federal Income Tax Considerations	PS-9
Certain ERISA Considerations	PS-9

Prospectus Supplement
Summary	S-2
Illustrative Examples	S-4
Risk Factors	S-7
Pricing Supplement	S-20
Description of Notes	S-21
Sponsors or Issuers and Reference Asset	S-25
Antidilution Adjustments	S-26
Use of Proceeds and Hedging	S-30
Certain U.S. Federal Income Tax Considerations	S-31
Supplemental Plan of Distribution	S-40
Validity of the Notes	S-41
Definitions	S-41
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Purchase Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Considerations	48
Experts	49